Exhibit 99.1

NEWS RELEASE

ICF International Reports Fourth Quarter and Full Year 2009 Results

Fourth Quarter Highlights

Core Business Revenues Increased 57 Percent

Organic Growth Rate Was 22 Percent

Fully Diluted EPS Reached $0.37

Quarter-end Backlog Was $1.4 Billion

FOR IMMEDIATE RELEASE

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, VA, March 9, 2010 – ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology to government and commercial clients, reported results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Results and Highlights

For the fourth quarter of 2009, core business revenue including acquisitions, increased 57 percent to $174.1 million from the $110.8 million reported in the 2008 fourth quarter. Organic revenue growth was 22 percent for the 2009 fourth quarter. In the fourth quarter of 2008, total revenue was $161.9 million, which included $51.1 million from The Road Home contract.

For the fourth quarter of 2009, net income was $6.2 million, compared to net income of $6.1 million in the 2008 fourth quarter. Net income benefited from favorable non-recurring tax benefits, which reduced the effective tax rate to 29.5 percent for the quarter. Earnings per diluted share were $0.37 calculated on a 7 percent year-over-year increase in the weighted average number of shares outstanding. For the 2008 fourth quarter, earnings per diluted share were $0.40. Fourth quarter 2009 EBITDA1, adjusted to exclude acquisition-related costs of $0.4 million, was $15.8 million, representing an adjusted EBITDA margin of 9.1 percent.

“This was another quarter of strong growth for ICF,” said Sudhakar Kesavan, chairman and chief executive officer. “Organic growth was 21.9 percent, an increase of almost six percentage points from year-ago levels. Our markets benefited from strong demand for both our advisory and implementation services from federal government clients. Growth in our commercial business was driven primarily by energy efficiency programs.”

[1]

EBITDA is a Non-GAAP measurement, which adds depreciation and amortization to operating income to derive EBITDA. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table at the bottom of the statement of earnings in this release that reconciles GAAP net income to EBITDA and adjusted EBITDA.

On December 10, 2009, ICF completed the acquisition of Jacob & Sundstrom, an information technology firm specializing in providing cybersecurity and identity management services to U.S. federal civilian and defense agencies.

“By combining Jacob & Sundstrom’s cybersecurity capabilities with our energy industry reliability and smart grid applications, program management, and risk assessment services, we have significantly expanded the range of advisory and implementation services that ICF can offer to government and energy industry clients, markets that are acutely aware of the importance of mitigating cybersecurity threats and vulnerabilities,” said Mr. Kesavan.

Backlog and New Business Awards

Backlog was $1.4 billion at the end of the 2009 fourth quarter, comparable to backlog levels at the end of the prior quarter. Funded backlog was $536 million, or 39.4 percent of the total.

The total value of contracts awarded in the fourth quarter of 2009 was $124 million.

Key contracts won in the fourth quarter of 2009 included:

•

Human Resources: A five-year indefinite delivery/indefinite quantity (ID/IQ) contract with a total program ceiling of $1.3 billion that is one of the highly competitive HRSolutions Studies and Analysis Support contracts by the U.S. Department of the Army. Through this contract, ICF may now compete to provide a full range of support to the Army’s Human Resources programs and systems, with a focus on business planning and research and evaluation as it relates to these programs.

•

Human Resources: A $4.9 million contract with the U.S. Coast Guard to provide strategic human capital support services in three areas: planning and recruitment, personnel development and retention, and policies and procedures support.

•

Substance Abuse: A five-year $7 million contract with the Office of National Drug Control Policy to assist with conducting a national evaluation of the Drug Free Communities Program. This anti-drug program supports community coalitions that mobilize their communities to prevent youth substance abuse in alcohol, tobacco, illicit drugs, and inhalants.

•

Housing Program Quality Control: A $9.9 million, two-year contract with the U.S. Department of Housing and Urban Development (HUD). This is the fourth consecutive contract awarded to ICF Macro to provide HUD with estimates of the type and cost of errors associated with the income certification and rent calculation process for HUD-assisted housing programs.

ICF and its subsidiaries also won more than a dozen additional contracts valued at greater than $1 million in the areas of energy efficiency, energy modeling and analysis, environmental management, transportation planning, health informatics, program evaluation, and defense program management.

Full Year 2009 Results

•	Core business revenue was $614.0 million, up 42 percent from the $432.6 million reported for 2008.

•	Full-year 2009 organic growth in core business revenue was 14.7 percent.

•	Total revenue was $674.4 million and included $60.4 million from The Road Home contract. In 2008, total revenue was $697.4 million and included $264.8 million from The Road Home contract revenue.

•	EBITDA adjusted to exclude acquisition-related costs was $61.0 million, or 9 percent of revenue.

•

Net income was $22.4 million, or $1.40 per diluted share, compared to $28.7 million, or $1.88 per diluted share in 2008. The weighted average number of diluted shares outstanding in 2009 was approximately 15.9 million compared to approximately 15.3 million in 2008.

Recent Corporate Developments

On December 16, 2009, the Company completed a public offering of 3,565,000 shares of common stock at a price of $24.56 per share. Total net proceeds of approximately $83.3 million to ICF were used to pay down debt. The Company intends to use the available debt capacity to fund future growth, including possible acquisitions.

Summary and Outlook

“ICF’s strong financial performance continues to reflect our prominent position in high-growth markets, and our success in gaining share and leveraging our advisory expertise to win larger implementation projects,” Mr. Kesavan said. “We have entered 2010 with a solid backlog and a strong pipeline of opportunities.”

“Looking ahead to 2010, we remain confident in our business growth prospects. We are increasing our revenue guidance range to $740 million to $775 million to reflect the Jacob & Sundstrom acquisition. This represents growth of 21 percent to 26 percent over 2009’s core business revenue of $614 million. We expect organic growth of 11 percent to 16 percent, and an EBITDA margin of 9 percent to 10 percent. Earnings per diluted share are expected to be in the range of $1.33 to $1.43 based upon approximately 19.9 million fully diluted shares outstanding and an effective tax rate of 41 percent,” noted Mr. Kesavan.

“For the 2010 first quarter, we anticipate that revenue will be in the range of $170 million to $175 million. Earnings per diluted share are expected to range from $0.27 to $0.30, based on approximately 19.6 million fully diluted shares outstanding and an effective tax rate of 41 percent,” Mr. Kesavan concluded.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Gross Revenue	$174,061	$161,933	$674,399	$697,426
Direct Costs	106,576	104,864	411,334	460,002
Operating costs and expenses:
Indirect and selling expenses	52,011	42,016	203,428	170,360
Depreciation and amortization	2,808	1,516	9,416	5,407
Amortization of intangible assets	3,071	2,241	11,137	8,683

Total operating costs and expenses	57,890	45,773	223,981	184,450

Operating Income	9,595	11,296	39,084	52,974
Interest expense	(1,400)	(1,050)	(5,107)	(4,082)
Other income (expense)	580	566	1,005	581

Income before taxes	8,775	10,812	34,982	49,473
Provision for income taxes	2,586	4,670	12,626	20,750

Net income	$6,189	$6,142	$22,356	$28,723

Earnings per Share:
Basic	$0.38	$0.41	$1.45	$1.96

Diluted	$0.37	$0.40	$1.40	$1.88

Weighted-average Shares:
Basic	16,187	14,891	15,433	14,641

Diluted	16,522	15,452	15,914	15,270

	Three months ended December 31,		Twelve months ended December 31,
Reconciliation of EBITDA	2009	2008	2009	2008

Operating Income	$9,595	$11,296	$39,084	$52,974
Depreciation and Amortization	5,879	3,757	20,553	14,090

EBITDA	15,474	15,053	59,637	67,064
Transaction related costs	367	—	1,354	—

Adjusted EBITDA	$15,841	$15,053	$60,991	$67,064

	9.1%	9.3%	9.0%	9.6%

ICF International, Inc., and Subsidiaries

Consolidated Balance Sheets

December 31,	2009	2008
	(in thousands of dollars)

Assets

Current Assets
Cash and cash equivalents	$2,353	$1,536
Contract receivables, net	174,120	150,778
Prepaid expenses and other	6,666	4,507
Income tax receivable	4,175	3,530
Restricted cash	—	2,180
Deferred income taxes	1,337	4,186

Total current assets	188,651	166,717
Total property and equipment, net	22,600	13,373
Other assets:
Goodwill	323,467	198,724
Other intangible assets, net	38,474	16,844
Restricted cash	2,123	2,078
Other assets	6,912	3,281

Total Assets	$582,227	$401,017

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$27,075	$27,740
Accrued salaries and benefits	32,072	27,405
Accrued expenses	21,770	35,295
Deferred revenue	19,370	12,352

Total Current Liabilities	100,287	102,792
Long-term Liabilities:
Long-term debt	145,000	80,000
Deferred rent	2,914	2,361
Deferred income taxes	11,656	10,849
Other	4,810	2,098

Total Liabilities	264,667	198,100
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized,
19,278,591 and 15,188,320 shares issued; and
19,278,591 and 15,106,522 shares outstanding	19	15
Additional paid-in capital	211,412	120,550
Retained earnings	106,466	84,110
Treasury stock	—	(1,474)
Stockholder notes receivable	—	(12)
Accumulated other comprehensive income	(337)	(272)

Total Stockholders’ Equity	317,560	202,917
Total Liabilities and Stockholders’ Equity	$582,227	$401,017

ICF International, Inc., and Subsidiaries

Consolidated Statements of Cash Flows

Year ended December 31,	2009	2008
	(in thousands of dollars)

Cash Flows from operating activities
Net income	$22,356	$28,723
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	241	422
Deferred income taxes	2,203	(3,380)
Loss on disposal of fixed assets	(14)	127
Non-cash equity compensation	7,192	6,473
Depreciation and amortization	20,553	14,090
Changes in operating assets and liabilities:
Contract receivables	15,948	57,022
Prepaid expenses and other assets	(3,962)	598
Accounts payable	(3,763)	(50,654)
Accrued salaries and benefits	(3,207)	(4,219)
Accrued expenses	(16,813)	(12,608)
Deferred revenue	4,341	(3,834)
Income tax receivable/payable	1,150	(1,905)
Restricted cash	2,135	(3,415)
Deferred rent	106	567
Other liabilities	88	(3,373)

Net Cash Provided by Operating Activities	48,554	24,634

Cash Flows from Investing Activities
Capital expenditures	(8,068)	(9,929)
Payments for business acquisitions, net of cash received	(188,672)	(51,422)
Capitalized software development costs	(437)	(341)

Net Cash Used in Investing Activities	(197,177)	(61,692)

Cash Flows from Financing Activities
Advances from working capital facilities	315,784	270,949
Payments on working capital facilities	(250,784)	(238,028)
Restricted cash related to Caliber acquisition	—	1,325
Debt issue costs	(655)	(1,315)
Proceeds from secondary offering, net	83,294	—
Exercise of options	2,832	2,127
Tax benefits of stock option exercises and award vesting	3,113	3,271
Issuances of stock	88	485
Purchases of stock for treasury	(4,179)	(2,329)
Payments received on stockholder notes	12	9

Net Cash Provided by Financing Activities	149,505	36,494
Effect of Exchange Rate on Cash	(65)	(633)
Increase (Decrease) in Cash	817	(1,197)
Cash, beginning of year	1,536	2,733
Cash, end of year	$2,353	$1,536

Supplemental disclosures of cash flow information:

Cash paid during the period:
Interest	$4,664	$4,505

Income taxes	$7,644	$24,445